EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES REPORTS SEPTEMBER 2005

OPERATIONAL PERFORMANCE

HOUSTON, Oct. 3, 2005 - Continental Airlines (NYSE: CAL) today reported a September consolidated (mainline plus regional) load factor of 77.0 percent, 2.5 points above last year's September consolidated load factor. The carrier reported a mainline load factor of 77.3 percent, 2.1 points above last year's September mainline load factor, and a domestic mainline load factor of 79.0 percent, 4.7 points above September 2004. All three were operational records for September. In addition, the airline had an international mainline September load factor of 75.4 percent, 1.0 point below September 2004.

During the month, Continental recorded a U.S. Department of Transportation on-time arrival rate of 79.5 percent and a systemwide mainline completion factor of 96.9 percent, both negatively impacted by Hurricane Rita.

In September 2005, Continental flew 6.2 billion consolidated revenue passenger miles (RPMs) and 8.0 billion consolidated available seat miles (ASMs), resulting in a traffic increase of 9.8 percent and a capacity increase of 6.3 percent as compared to September 2004. In September 2005, Continental flew 5.5 billion mainline RPMs and 7.1 billion mainline ASMs, resulting in a mainline traffic increase of 9.1 percent and a mainline capacity increase of 6.1 percent as compared to September 2004. Domestic mainline traffic was 3.0 billion RPMs in September 2005, up 6.6 percent from September 2004, and domestic mainline capacity was 3.8 billion ASMs, up 0.1 percent from September 2004.

For the month of September 2005, consolidated passenger revenue per available seat mile (RASM) is estimated to have increased between 8.0 and 9.0 percent compared to September 2004, while mainline passenger RASM is estimated to have increased between 7.5 and 8.5 percent compared to September 2004. For August 2005, consolidated passenger RASM increased 5.0 percent compared to August 2004 while mainline passenger RASM increased 4.7 percent from August 2004.

During the third quarter, Continental's operations were negatively impacted by Hurricane Rita, and to a lesser extent, Hurricane Katrina, both of which targeted the Gulf Coast.  Houston hub consolidated load factors and passenger RASM for September were negatively affected in the days leading up to and immediately following Hurricane Rita's landfall.  Houston hub consolidated load factors for Sept. 22, 23, 25 and 26 were 66 percent, 39 percent, 55 percent and 65 percent, respectively.  By comparison, prior to the storm, Continental had expected Houston hub consolidated load factors on those days of 82 percent, 82 percent, 88 percent and 79 percent, respectively. Continental canceled all scheduled Houston mainline flights after noon on Friday, Sept. 23 and all Houston mainline flights on Saturday, Sept. 24, while Continental Express extended its Houston flight cancellations from midnight on Sept. 23 through and including Sept. 25.

In addition, September RASM was also adversely impacted by Continental's decision to assist in the evacuation of Houston by greatly enhancing access to lower fares in the days immediately preceding and following Hurricane Rita.  Continental also waived change fees for travelers who wanted to change their Houston travel plans. Continental estimates that the adverse impact in September on operating results from Hurricane Rita was approximately $25 million.

Despite the adverse impact from Hurricane Katrina and Hurricane Rita and continued record high jet fuel prices, the company expects to report a modest profit for the third quarter 2005, due to relatively strong performance during the months of July and August.

Continental ended the third quarter with unrestricted cash and short-term investments of approximately $1.93 billion, an amount which falls within the previously indicated guidance of $1.9 to $2.0 billion.

  Continental's regional operations (Continental Express) had a record September load factor of 74.2 percent, 5.0 points above last year's September load factor. Regional RPMs were 671.4 million and regional ASMs were 904.6 million in September 2005, resulting in a traffic increase of 16.3 percent and a capacity increase of 8.4 percent versus September 2004.

Continental Airlines is the world's sixth-largest airline. Continental, together with Continental Express and Continental Connection, has more than 3,100 daily departures throughout the Americas, Europe and Asia, serving 150 domestic and 131 international destinations, more than any other carrier in the world. Nearly 400 additional points are served via SkyTeam alliance airlines, which include Aeromexico, Air France/KLM, Alitalia, CSA Czech Airlines, Delta Air Lines, Korean Air and Northwest Airlines.  With 41,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with Continental Express, carries approximately 56 million passengers per year. Continental consistently earns awards and critical acclaim for both its operation and its corporate culture.

For the second consecutive year, FORTUNE magazine named Continental the No. 1 Most Admired Global Airline on its 2005 list of Most Admired Global Companies. Continental was also included in the publication's annual "Top 50" list, which ranks all companies, across a wide variety of industries, that appear in the Global Most Admired Companies issue. Continental again won major awards at the 2005 OAG Airline of the Year Awards including "Airline of the Year" and "Best Airline Based in North America" for the second consecutive year, and "Best Executive/Business Class" for the third consecutive year. For more company information, visit www.continental.com.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2004 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of our significant financial losses and high leverage, terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition, and industry conditions, including the demand for air travel, the airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release.

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PRELIMINARY TRAFFIC RESULTS
SEPTEMBER	2005	2004	Change
REVENUE PASSENGER MILES (000)
Domestic	3,000,574	2,815,800	6.6	Percent

International	2,520,504	2,244,782	12.3	Percent
Transatlantic	1,446,512	1,246,784	16.0	Percent
Latin America	505,938	513,621	-1.5	Percent
Pacific	568,055	484,377	17.3	Percent

Mainline	5,521,079	5,060,581	9.1	Percent
Regional	671,442	577,374	16.3	Percent
Consolidated	6,192,521	5,637,955	9.8	Percent
AVAILABLE SEAT MILES (000)
Domestic	3,795,900	3,791,879	0.1	Percent

International	3,342,878	2,937,858	13.8	Percent
Transatlantic	1,792,082	1,566,876	14.4	Percent
Latin America	762,034	764,708	-0.3	Percent
Pacific	788,762	606,274	30.1	Percent

Mainline	7,138,777	6,729,736	6.1	Percent
Regional	904,619	834,698	8.4	Percent
Consolidated	8,043,397	7,564,434	6.3	Percent
PASSENGER LOAD FACTOR
Domestic	79.0 Percent	74.3 Percent	4.7	Points

International	75.4 Percent	76.4 Percent	-1.0	Points
Transatlantic	80.7 Percent	79.6 Percent	1.1	Points
Latin America	66.4 Percent	67.2 Percent	-0.8	Points
Pacific	72.0 Percent	79.9 Percent	-7.9	Points

Mainline	77.3 Percent	75.2 Percent	2.1	Points
Regional	74.2 Percent	69.2 Percent	5.0	Points
Consolidated	77.0 Percent	74.5 Percent	2.5	Points
ONBOARD PASSENGERS
Mainline	3,249,186	3,113,493	4.4	Percent
Regional	1,239,635	1,078,820	14.9	Percent
Consolidated	4,488,821	4,192,313	7.1	Percent
CARGO REVENUE TON MILES (000)
Total	82,972	84,763	-2.1	Percent
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PRELIMINARY TRAFFIC RESULTS
YEAR-TO-DATE	2005	2004	Change
REVENUE PASSENGER MILES (000)
Domestic	29,853,959	28,466,521	4.9	Percent

International	23,729,593	21,000,396	13.0	Percent
Transatlantic	11,654,819	10,016,129	16.4	Percent
Latin America	7,019,028	6,607,238	6.2	Percent
Pacific	5,055,746	4,377,029	15.5	Percent

Mainline	53,583,552	49,466,917	8.3	Percent
Regional	6,581,865	5,447,291	20.8	Percent
Consolidated	60,165,417	54,914,208	9.6	Percent
AVAILABLE SEAT MILES (000)
Domestic	36,664,999	36,837,133	-0.5	Percent

International	30,357,522	26,970,602	12.6	Percent
Transatlantic	14,436,433	12,470,798	15.8	Percent
Latin America	9,235,208	8,903,683	3.7	Percent
Pacific	6,685,881	5,596,121	19.5	Percent

Mainline	67,022,521	63,807,735	5.0	Percent
Regional	8,878,237	7,697,334	15.3	Percent
Consolidated	75,900,758	71,505,069	6.1	Percent
PASSENGER LOAD FACTOR
Domestic	81.4 Percent	77.3 Percent	4.1	Points

International	78.2 Percent	77.9 Percent	0.3	Points
Transatlantic	80.7 Percent	80.3 Percent	0.4	Points
Latin America	76.0 Percent	74.2 Percent	1.8	Points
Pacific	75.6 Percent	78.2 Percent	-2.6	Points

Mainline	79.9 Percent	77.5 Percent	2.4	Points
Regional	74.1 Percent	70.8 Percent	3.3	Points
Consolidated	79.3 Percent	76.8 Percent	2.5	Points
ONBOARD PASSENGERS
Mainline	33,705,834	32,119,380	4.9	Percent
Regional	11,861,733	10,110,365	17.3	Percent
Consolidated	45,567,567	42,229,745	7.9	Percent
CARGO REVENUE TON MILES (000)
Total	744,977	749,557	-0.6	Percent
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PRELIMINARY OPERATIONAL AND FINANCIAL RESULTS
SEPTEMBER	2005	2004	Change
On-Time Performance [1]	79.5%	85.9%	(6.4)	Points
Completion Factor [2]	96.9%	98.5%	(1.6)	Points
YEAR-TO-DATE	2005	2004	Change
On-Time Performance [1]	77.2%	78.4%	(1.2)	Points
Completion Factor [2]	99.3%	99.5%	(0.2)	Points
August 2005 consolidated breakeven load factor [3]			77.5	Percent
August 2005 year-over-year consolidated RASM change			5.0	Percent
August 2005 year-over-year mainline RASM change			4.7	Percent
September 2005 estimated year-over-year consolidated RASM change			8.0-9.0	Percent
September 2005 estimated year-over-year mainline RASM change			7.5-8.5	Percent
September 2005 estimated average price per gallon of fuel, including fuel taxes			2.05	Dollars
Third quarter 2005 estimated average price per gallon of fuel, including fuel
taxes			1.87	Dollars
September 2005 estimated consolidated breakeven load factor [3]			85	Percent
September 2005 actual consolidated load factor [4]			77.0	Percent
October 2005 estimated consolidated breakeven load factor [3]			89	Percent

1 Department of Transportation Arrivals within 14 minutes
2 Mainline Mileage Completion Percentage
3 Consolidated load factor (including Continental Airlines and Continental Express) needed to break even on a consolidated net income basis. Actual consolidated breakeven load factor may vary significantly from estimates depending on actual passenger revenue yields, fuel price and other factors. Month-to-date consolidated load factor information can be found on Continental's website at continental.com in the Investor Relations-
Financial/Traffic Releases section.
4 Includes Continental Airlines and Continental Express
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